Exhibit-99.1


ENVIRO VORAXIAL TECHNOLOGY, INC.
--------------------------------------------------------------------------------
                  821 NW 57th Place, Fort Lauderdale, FL 33309

Phone:   (954) 958-9968
Fax:     (954) 958-8057

For Release:      IMMEDIATE

                  ENVIRO VORAXIAL TECHNOLOGY RAISES $1,451,250
                              IN PRIVATE PLACEMENT

Proceeds to Provide Capital for Company's Business Strategy in Four Vertical Markets

FORT LAUDERDALE, FL.--(PRNewswire)--August 10, 2004--Enviro Voraxial Technology, Inc. (OTCBB:EVTN), a growing leader in environmental and industrial separation technology, announced today that it has successfully completed its raise of $1,451,250 in a private placement of its common stock and common stock purchase warrants conducted by Bathgate Capital Partners LLC ("BCP").

Dick Huebner, Senior Managing Partner of BCP, stated, "In our opinion, EVTN is one of the most exciting investment opportunities in which we have participated. The Company is pursuing several multi-billion dollar vertical markets that have a significant need for liquid/liquid and liquid/solid separation, specifically the wastewater and oil & gas markets. Once these markets are penetrated, we believe it should greatly enhance shareholder value. We believe that with the successful completion of testing of the Company's products in the wastewater and oil & gas industries, the Company will have the credibility and capital to execute significant number of equipment sales. We believe that adoption of EVTN's products within the industries identified could lead to tremendous sales growth."

"This funding will enable the Company to deploy and test the Voraxial Separator within the wastewater and oil and gas markets, conduct sales meetings and demonstrations in various vertical markets, build product inventory and execute our sales and marketing plans for the upcoming year," said Alberto DiBella, C.E.O. of Enviro Voraxial Technology. "We are seeing a great response by our potential customers from the testing reports conducted within both the wastewater and oil industry. We are optimistic at the future potential of the Company."

Private Placement Details

The funds were raised through the sale of 1,935,000 shares of the Company's common stock to a group of accredited investors at a per share price of $0.75. The placement agent for the financing was Bathgate Capital Partners LLC. Investors also received warrants to purchase up to 1,935,000 additional shares of common stock. The warrants have a term of five years and an exercise price of $1.00. For additional information, please refer to the Company's filings with the Securities and Exchange Commission with respect to this transaction.

About Enviro Voraxial Technology

Enviro Voraxial Technology, Inc.'s patented Voraxial Separator is a cost-efficient, continuous flow separator that simultaneously separates liquid/liquid, liquid/solid and liquid/liquid/solid mixtures at extremely high flow rates while achieving very high levels of purity. The technological superiority of the Voraxial Separator over conventional technologies is in its ability to produce a real-time, high "g" centrifugal force to yield a high purity product or products at a volume of 3 to over 10,000 gallons per minute. The Voraxial Separator technology is scaleable and nearly universal in its implementation. Although the Voraxial Separator is applicable to almost any industry separation process, the Company is focusing its near term efforts in the following 4 vertical markets: municipal wastewater, oil exploration & production, oil refineries, and manufacturing. EVTN has begun the sales and marketing efforts in these markets with 1) the installation of the Voraxial Grit Separator demonstration for the removal of sand & grit at Hillsborough Municipal Wastewater Facility, 2) unit delivery to an oil-service company that performs wastewater treatment for offshore oil production platforms as well as industrial applications and 3) unit delivery to Resource Environmental Group for liquid/liquid and liquid/solid separation at the refineries.

EVTN has and is continuing to develop and market its Voraxial Separator as stand-alone technology as well as incorporate it into self-contained, complete treatment systems for multiple applications.

About Bathgate Capital Partners, LLC

Bathgate Capital Partners LLC is an innovative investment-banking firm headquartered in the Denver suburb of Greenwood Village, Colorado. BCP focuses primarily on providing comprehensive investment banking services to underexposed and undervalued micro cap companies. Over the past eight years, BCP and its principals have assisted emerging growth companies in raising in excess of $400 million in over 65 transactions. BCP is a member of the NASD, CRD Number 038923.

Safe Harbor Disclosure -- This Press Release contains or incorporates by reference "forward-looking statements," including certain information with respect to plans and strategies of Enviro Voraxial Technology, Inc. For this purpose, any statements regarding this announcement, which are not purely historical, are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, including Enviro Voraxial Technology, Inc. beliefs, expectations, hopes or intentions regarding the future. All forward-looking statements are made as of the date hereof and based on information available to Enviro Voraxial Technology, Inc. as of such date. There are a number of important factors that could cause actual events or actual results of Enviro Voraxial and its subsidiaries to differ materially from those indicated by such forward-looking statements.

CONTACT:
Investor Relations
Frank Benedetto, Mirador Consulting, Inc.
1-877-647-2367

Enviro Voraxial Technology, Inc.
John A. Di Bella, (954) 958-9968
info@evtn.com
http://www.evtn.com

Bathgate Capital Partners LLC
Dick Huebner, (303) 694-0862
dick@bathagatepartners.com
http://www.bathgatecapital.com